As filed with the Securities and Exchange Commission on September 19, 2007
Registration No. 333-145974

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-1
Registration Statement Under The Securities Act of 1933

ArcSight, Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7372 (Primary Standard Industrial Classification Code Number)	52-2241535 (I.R.S. Employer Identification Number)

ArcSight, Inc.
5 Results Way
Cupertino, California 95014
(408) 864-2600
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Robert W. Shaw
Chief Executive Officer and
Chairman of the Board
ArcSight, Inc.
5 Results Way
Cupertino, California 95014
(408) 864-2600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

David A. Bell, Esq. Daniel J. Winnike, Esq. Yoonie Y. Chang, Esq. Michael J. Hopp, Esq. Fenwick & West LLP 801 California Street Mountain View, California 94041 (650) 988-8500	Trâm T. Phi, Esq. Vice President and General Counsel ArcSight, Inc. 5 Results Way Cupertino, California 95014 (408) 864-2600	Bruce K. Dallas, Esq. Davis Polk & Wardwell 1600 El Camino Real Menlo Park, California 94025 (650) 752-2000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by the Registrant, other than estimated underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and The NASDAQ Global Market listing fee:

SEC registration fee		$2,295
FINRA filing fee		7,975
The NASDAQ Global Market listing fee		*
Printing and engraving		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue sky fees and expenses (including legal fees)		*
Transfer agent and registrar fees		*
Director and officer insurance		*
Miscellaneous		*

Total	$	*

*	To be completed by amendment.

Item 14.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended (the “Securities Act”).

As permitted by the Delaware General Corporation Law, the Registrant’s restated certificate of incorporation contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

•	any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases); or

•	any transaction from which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, the Registrant’s restated bylaws to be effective upon the completion of this offering, provide that:

•	the Registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

•	the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law;

•	the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions; and

•	the rights conferred in the bylaws are not exclusive.

Prior to the completion of this offering, the Registrant intends to enter into indemnity agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s restated certificate of incorporation and restated bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director or executive officer of the Registrant regarding which indemnification is sought. Reference is also made to Section 8 of the Underwriting Agreement, which provides for the indemnification of executive officers, directors and controlling persons of the Registrant against certain liabilities. The indemnification provision in the Registrant’s restated certificate of incorporation, restated bylaws and the indemnification agreements entered into or to be entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.

The Registrant currently carries liability insurance for its directors and officers.

One of Registrant’s directors (Ted Schlein) is also indemnified by his employer with regard to his service on the Registrant’s board of directors.

Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

Exhibit
Exhibit Title	Number

Form of Underwriting Agreement	1.1
Form of Amended and Restated Certificate of Incorporation of the Registrant, to be in effect upon the completion of this offering	3.2
Form of Amended and Restated Bylaws of the Registrant, to be in effect upon the completion of this offering	3.4
Amended and Restated Investors’ Rights Agreement, dated as of October 24, 2002, between the Registrant and certain security holders of the Registrant	4.2
Form of Indemnity Agreement to be entered into between the Registrant and its directors and executive officers	10.1

Item 15.	Recent Sales of Unregistered Securities

Since May 1, 2004, the Registrant has issued and sold the following securities:

1. Since May 1, 2004, the Registrant has granted to its directors, officers, employees and consultants options to purchase shares of common stock under its 2002 Stock Plan with per share exercise prices ranging from $0.09 to $2.50, and has issued 6,721,520 shares of common stock upon exercise of such options. These transactions were exempt from the registration requirements of the Securities Act in reliance upon Rule 701 promulgated under the Securities Act or Section 4(2) of the Securities Act.

2. In May 2006, the Registrant issued 250,000 shares of its common stock (valued at approximately $380,000) to Challenger Capital LLC, a sophisticated accredited investor). This transaction was exempt from registration requirements of the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated under the Securities Act.

3. In May 2006, the Registrant issued warrants to purchase an aggregate of 64,734 shares of Series B Preferred Stock at an exercise price of $0.00001 per share to nine sophisticated accredited investors who previously purchased the Registrant’s Series B preferred stock in connection with the terms of an agreement with such investors. In April 2007, Institutional Venture Partners X, L.P. and Institutional Venture Partners X, GmbH & Co. Beteilgungs KG

exercised their warrants at an exercise price of $0.00001 per share, and we issued an aggregate of 13,099 shares of Series B preferred stock. This transaction was exempt from registration requirements of the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated under the Securities Act.

4. In June 2006, the Registrant issued an aggregate of 1,543,684 shares of its common stock (valued at approximately $2.3 million) to Enira Technologies, LLC (“Enira”) in connection with the acquisition of the assets of Enira, of which 1,315,789 shares of common stock were held in escrow with the Registrant. In September 2006, pursuant to the dissolution of Enira, 1,543,684 shares of common stock (valued at approximately $2.3 million) were transferred to one advisor to Enira, who was sophisticated and accredited, and eight members of Enira, three of whom were sophisticated and accredited and five of whom appointed a “purchaser representative” and “professional advisor” as used in Rule 501(h) promulgated under the Securities Act. 1,315,789 of such shares of common stock are currently held in escrow by the Registrant. This transaction was exempt from registration requirements of the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated under the Securities Act.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and the Registrant believes each transaction was exempt from the registration requirements of the Securities Act as stated above. The recipients of the foregoing securities in such transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients of the foregoing transactions either received adequate information about the Registrant or had access, through their relationships with the Registrant, to such information.

Item 16.	Exhibits and Financial Statement Schedules

(a)  Exhibits.  The following exhibits are included herein or incorporated herein by reference:

Exhibit Number		Description

1	.1*	Form of Underwriting Agreement.
3	.1‡	Restated Certificate of Incorporation, as amended, of the Registrant.
3	.2*	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be in effect upon the completion of this offering.
3	.3‡	Amended and Restated Bylaws of the Registrant.
3	.4*	Form of Amended and Restated Bylaws of the Registrant, to be in effect upon the completion of this offering.
4	.1*	Form of Registrant’s common stock certificate.
4	.2‡	Amended and Restated Investors’ Rights Agreement, dated as of October 24, 2002, between the Registrant and certain security holders of the Registrant.
5	.1*	Opinion of Fenwick & West LLP.
10	.1*	Form of Indemnity Agreement to be entered into between the Registrant and its directors and executive officers.
10	.2‡	2000 Stock Incentive Plan.
10	.3‡	Forms of Stock Option Agreement and Stock Option Exercise Agreement under the 2000 Stock Incentive Plan.
10	.4‡	2002 Stock Plan, as amended.
10	.5‡	Forms of Stock Option Agreement and Stock Option Exercise Agreement under the 2002 Stock Plan.
10	.6*	2007 Equity Incentive Plan, to be in effect upon the completion of this offering.
10	.7*	Form of Stock Option Agreement and Stock Option Exercise Agreement under the 2007 Equity Incentive Plan.
10	.8*	2007 Employee Stock Purchase Plan, to be in effect upon the completion of this offering.
10	.9*	Form of Subscription Agreement under the 2007 Employee Stock Purchase Plan.
10.10		Second Amended and Restated Employment Agreement, effective as of August 13, 2007, between the Registrant and Robert W. Shaw.

Exhibit Number		Description

10.11		Offer Letter, dated June 1, 2000, between the Registrant and Hugh S. Njemanze.
10.12		Offer Letter, dated January 24, 2003, between the Registrant and Stewart Grierson.
10.13		Offer Letter, dated February 26, 2004, between the Registrant and Kevin P. Mosher.
10.14		Offer Letter, dated October 5, 2006, between the Registrant and Thomas Reilly.
10.15		Fiscal Year 2007 Management and Employee Bonus Plan.
10	.16†	Sales Commission Plan – FY 2007 (Kevin P. Mosher).
10	.17‡	Lease Agreement, dated April 24, 2007, between the Registrant and ECI Two Results LLC.
10	.18†	Oracle PartnerNetwork Embedded Software License Distribution Agreement, dated March 31, 2006, as amended, between the Registrant and Oracle USA, Inc.
21	.1*	Subsidiaries of the Registrant.
23	.1‡	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23	.2*	Consent of Fenwick & West LLP (included in Exhibit 5.1).
24	.1‡	Power of Attorney.
99	.1‡	Consent of TheInfoPro, Inc., a market research firm, dated September 7, 2007.
99	.2‡	Consent of International Data Corporation, a market research firm, dated September 10, 2007.

*	To be filed by amendment.

‡	Previously Filed.

†	Registrant has omitted portions of the referenced exhibit and filed such exhibit separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 406 promulgated under the Securities Act.

(b) Financial Statement Schedules.  All financial statement schedules are omitted because they are not applicable or the information is included in the Registrant’s consolidated financial statements or related notes.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cupertino, State of California, on this 19th day of September, 2007.

ARCSIGHT, INC.

By:	/s/ Robert W. Shaw
Robert W. Shaw
Chief Executive Officer and
Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature		Title	Date

/s/ Robert W. Shaw Robert W. Shaw		Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	September 19, 2007

/s/ Stewart Grierson Stewart Grierson		Chief Financial Officer (Principal Accounting and Financial Officer)	September 19, 2007

* Sandra Bergeron		Director	September 19, 2007

* William P. Crowell		Director	September 19, 2007

* E. Stanton McKee, Jr.		Director	September 19, 2007

* Craig Ramsey		Director	September 19, 2007

* Scott A. Ryles		Director	September 19, 2007

* Ted Schlein		Director	September 19, 2007

* Ernest von Simson		Director	September 19, 2007

* By:	/s/ Robert W. Shaw Robert W. Shaw	Attorney-in-Fact	September 19, 2007

EXHIBIT INDEX

Exhibit Number		Description

1	.1*	Form of Underwriting Agreement.
3	.1‡	Restated Certificate of Incorporation, as amended, of the Registrant.
3	.2*	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be in effect upon the completion of this offering.
3	.3‡	Amended and Restated Bylaws of the Registrant.
3	.4*	Form of Amended and Restated Bylaws of the Registrant, to be in effect upon the completion of this offering.
4	.1*	Form of Registrant’s common stock certificate.
4	.2‡	Amended and Restated Investors’ Rights Agreement, dated as of October 24, 2002, between the Registrant and certain security holders of the Registrant.
5	.1*	Opinion of Fenwick & West LLP.
10	.1*	Form of Indemnity Agreement to be entered into between the Registrant and its directors and executive officers.
10	.2‡	2000 Stock Incentive Plan.
10	.3‡	Forms of Stock Option Agreement and Stock Option Exercise Agreement under the 2000 Stock Incentive Plan.
10	.4‡	2002 Stock Plan, as amended.
10	.5‡	Forms of Stock Option Agreement and Stock Option Exercise Agreement under the 2002 Stock Plan.
10	.6*	2007 Equity Incentive Plan, to be in effect upon the completion of this offering.
10	.7*	Form of Stock Option Agreement and Stock Option Exercise Agreement under the 2007 Equity Incentive Plan.
10	.8*	2007 Employee Stock Purchase Plan, to be in effect upon the completion of this offering.
10	.9*	Form of Subscription Agreement under the 2007 Employee Stock Purchase Plan.
10.10		Second Amended and Restated Employment Agreement, effective as of August 13, 2007, between the Registrant and Robert W. Shaw.
10.11		Offer Letter, dated June 1, 2000, between the Registrant and Hugh S. Njemanze.
10.12		Offer Letter, dated January 24, 2003, between the Registrant and Stewart Grierson.
10.13		Offer Letter, dated February 26, 2004, between the Registrant and Kevin P. Mosher.
10.14		Offer Letter, dated October 5, 2006, between the Registrant and Thomas Reilly.
10.15		Fiscal Year 2007 Management and Employee Bonus Plan.
10	.16†	Sales Commission Plan – FY 2007 (Kevin P. Mosher).
10	.17‡	Lease Agreement, dated April 24, 2007, between the Registrant and ECI Two Results LLC.
10	.18†	Oracle PartnerNetwork Embedded Software License Distribution Agreement, dated March 31, 2006, as amended, between the Registrant and Oracle USA, Inc.
21	.1*	Subsidiaries of the Registrant.
23	.1‡	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23	.2*	Consent of Fenwick & West LLP (included in Exhibit 5.1).
24	.1‡	Power of Attorney (see page II-5 to this Form S-1).
99	.1‡	Consent of TheInfoPro, Inc., a market research firm, dated September 7, 2007.
99	.2‡	Consent of International Data Corporation, a market research firm, dated September 10, 2007.

*	To be filed by amendment.

‡	Previously Filed.

†	Registrant has omitted portions of the referenced exhibit and filed such exhibit separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 406 promulgated under the Securities Act.